EXHIBIT 7











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                                                                  CONFORMED COPY
                               Dated 18 July 2003

                        MILLICOM TELECOMMUNICATIONS S.A.

                                       and

                         DEUTSCHE BANK AG LONDON BRANCH

                             SHARE PLEDGE AGREEMENT

                      in relation to the Facility Agreement






Linklaters

Linklaters Advokatbyra
Strandvagen 7A
Box 5402
SE-114 84 Stockholm


Telephone (46-8) 665 66 00
Facsimile (46-8) 667 68 83

Ref JSA/CHP


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This Share Pledge Agreement (the "Pledge Agreement") is made on 18 July 2003 between:

(1) Millicom Telecommunications S.A., a societe anonyme incorporated in the Grand Duchy of Luxembourg under registration number B 64 899 and whose registered office is at 75, route de Longwy, L-8080 Luxembourg (the "Pledgor"); and

(2) Deutsche Bank AG, a company incorporated under the laws of Germany as a Stock corporation domiciled in Frankfurt am Main (registered under No. 30000 with the District Court of Frankfurt am Main) and acting for the purposes of this Pledge Agreement through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB and registered in the UK with Companies House pursuant to Schedule 21A of the Companies Act 1985 under Company No. FC007615, Branch No. BR000005 (the "Pledgee").

The parties referred to above are hereinafter individually referred to as a "party" or collectively as the "parties".

Whereas:

(A) The Pledgee desires to take a security interest from the Pledgor over certain Class B shares in Tele2 AB (publ) (and the various rights pertaining thereto) in respect of certain obligations from time to time incurred by the Pledgor against the Pledgee under the terms of a Facility Agreement (as defined below) and any other agreements ancillary thereto.

It is agreed as follows:

1        Interpretation

1.1      Definitions

         In this Pledge Agreement, unless a contrary indication appears, terms used in the Facility Agreement shall have the same meaning and construction and:

         "Accounts" means the Cash Account and the Deposit Account;

         "Cash Account" means an account maintained by Deutsche Bank in the name of Pledgor for the receipt and retention of cash dividends or any other cash payments in respect of the Shares;

         "Deposit Account" means the deposit account provided by Deutsche Bank in the name of Pledgor in respect of the Shares;

         "Dividends" means, in relation to any Share, all present and future:

         (a) dividends and distributions of any kind and any other sum received or receivable in respect of that Share,

         (b) rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of that Share,

         (c) allotments, offers and rights accruing or offered in respect of that Share, and

         (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share;

         "Enforcement Event" means any event whereby the Pledgor fails to comply with its payments obligations under the Facility Agreement;


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         "Facility Agreement" means the facility agreement dated 18 July 2003 between Millicom Telecommunications S.A. (as Borrower), Millicom International Cellular S.A. (as Guarantor) and Deutsche Bank AG London (as Lender);

         "Liabilities" of the Pledgor means all present and future moneys, debts and liabilities due, owing or incurred by it to the Pledgee under or in connection with the Facility Agreement (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal or otherwise);

         "Pledged Assets" means the assets from time to time subject, or expressed to be subject, to the Pledges or any part of those assets;

         "Pledges" means all or any of the security interest (Sw: pantratt) created or expressed to be created by or pursuant to this Pledge Agreement;

         "Power of Attorney" means a power of attorney, granted by the Pledgor in favour of the Pledgee substantially in the attached form in Schedule 2;

         "Shares" means 8,968,414 fully paid Class B shares (Bloomberg ticker TEL2B SS and ISIN number SE0000314312) of Tele2 AB (publ), a company incorporated in Sweden having registration number 556410-8917 as each may be held in the Deposit Account from time to time; and

         "Winding-up" means bankruptcy, merger, reconstruction, liquidation, or any analogous procedure or step in any jurisdiction.

2        Security

2.1      Pledge of the Shares

         As collateral for all of the Pledgor's present and future obligations to the Pledgee according to the Bridge Loan Agreement, the Pledgor hereby pledges to the Pledgee (i) all the Shares including Dividends and such other securities which are from time to time held or are recorded in the Deposit Account and (ii) all funds deposited from time to time in the connected Cash Account.

2.2      Perfection

         The Pledgor shall on the date of this Pledge Agreement ensure that the Shares are properly delivered into account no. 01000914461 in the name of Deutsche Bank AG at SEB Stockholm (BIC Code ESSESESSXXX).

3        Restrictions and Further Assurance

3.1      Security

         The Pledgor shall not - without the Pledgee's written consent in each particular case - create or permit to subsist any security interest over the Pledged Assets.

3.2      Disposal

         The Pledgor shall not (nor shall the Pledgor agree to) - without the Pledgee's written consent in each particular case - enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Pledged Assets.



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3.3

Further Assurance

         The Pledgor shall promptly do whatever the Pledgee requires:

         3.3.1 to perfect or protect the Pledges or the priority of the Pledges; or

         3.3.2 to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Pledgee,

         including executing any transfer, assignment or assurance of the Pledged Assets (whether to the Pledgee or its nominees or otherwise), making any registration and giving any notice, order or direction.

3.4      Power of Attorney

         On the occurrence of an Enforcement Event, for the purpose of Clause
         4.3 (Voting after Enforcement) deliver to the Pledgee a signed Power of Attorney. The Pledgor shall at the expiration of a Power of Attorney, at the request of the Pledgee, renew the same in favour of the Pledgee for additional one year for as long as this Pledge Agreement remains in force and upon each such renewal forthwith deliver the renewed Power of Attorney to the Pledgee.

4        Pledged Shares

4.1      Dividends

         The Pledgor shall promptly notify the Pledgee of the declaration, payment, allotment, offer or issue of any Dividend. All Dividends in respect of the Shares shall be paid directly to the Cash Account or, as the case may be, the Deposit Account. The Pledgor shall immediately pay any Dividend received by it to the Pledgee or as it may direct.

4.2      Voting before Enforcement

         Subject to Clause 4.3 (Voting after Enforcement), the Pledgor shall be entitled to exercise the voting rights attached to any Share as it sees fit where:

         4.2.1 it does so for a purpose not inconsistent with the Facility Agreement; and

         4.2.2 the exercise of or failure to exercise those rights would not have an adverse effect on the value of the relevant Shares or the Pledged Assets and would not otherwise prejudice the interests of the Lender under the Facility Agreement.

4.3      Voting after Enforcement

         At any time while an Enforcement Event is continuing the Pledgee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share as it sees fit.

5        General Undertaking

         The Pledgor shall not do, or permit to be done, anything, which could prejudice the Pledges.

6        Representations and Warranties

         The Pledgor makes the representations and warranties set out in this Clause 6 to the Pledgee on the date of this Pledge Agreement.


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6.1      Shares Validly Issued etc.

         The Shares are duly authorised, validly issued and freely transferable. There are no moneys or liabilities outstanding or payable in respect of any of the Shares.

6.2      Share Capital

         No person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any Share, or any interest in the Shares.

6.3      Governing Law and Enforcement

         6.3.1 Subject to mandatory provisions of applicable law, the choice of Swedish law as the governing law of this Pledge Agreement will be recognised and enforced in the Pledgor's jurisdiction of incorporation.

         6.3.2 Subject to applicable enforcement proceedings provided in Council Regulation (EC) 44/2001, any judgement obtained in Sweden in relation to this Pledge Agreement will be recognised and enforced in the Pledgor's jurisdiction of incorporation.

7        Enforcement

7.1      Realisation

         While an Enforcement Event is continuing, the Pledgee, acting on behalf of the Pledgor, shall have the right to sell the Pledged Assets by private or public sale or auction or in any other way and on such terms as the Pledgee in its sole discretion deems fit.

7.2      Chapter 10 of the Code of Commerce

         The provisions in Chapter 10 of the Swedish Code of Commerce (Sw:
         Handelsbalken) shall not apply to this Pledge Agreement.

8        Liability of the Pledgee

8.1      Pledgee's Liability

         The Pledgee shall not be liable to the Pledgor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Pledged Assets or from any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in relation to the Pledged Assets except to the extent caused by its own gross negligence or wilful misconduct. The Pledgee shall not be held responsible for any indirect damage.

8.2      Force Majeure

         The Pledgee shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Pledgee itself takes such measures, or is subject to such measures. Should there be an obstacle as described above for the Pledgee to take any action in compliance with this Pledge Agreement, such action may be postponed until the obstacle has been removed, without any remedies being available to the Pledgor.



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9        Discharge of Security

9.1      Final Redemption

         Subject to Clause 9.2 (Retention of Security), if all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Pledgee shall at the request and cost of the Pledgor promptly release the Pledged Assets from the Pledges and return the Pledged Assets to the Pledgor.

9.2      Retention of Security

         If the Pledgee considers that any amount paid or credited under the Facility Agreement is capable of being avoided or otherwise set aside on the Winding-up of the Pledgor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Liabilities have been irrevocably paid.

10       Enforcement Expenses

         The Pledgor shall, within three Business Days of demand, pay to the Pledgee the amount of all reasonably incurred costs, losses, liabilities and expenses (including legal fees) in relation to this Pledge Agreement (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Pledge Agreement, or any consideration by the Pledgee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of the Pledge Agreement and/or any other document referred to in this Pledge Agreement).

11       Assignment

         Neither party may change, assign or transfer all or any of its rights or obligations hereunder without the prior consent of the other party.

12       Waivers

         No failure to exercise, nor any delay in exercising, on the part of the Lender (as defined in the Facility Agreement), any right or remedy under the Facility Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Facility Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13       Terms

         The Pledgee shall promptly release the Pledge hereunder when the obligations secured by the Pledge Agreement have been discharged in full. The Pledgee shall promptly notify the Pledgor of the release of the Pledge.

14       Applicable Law

         This Agreement shall be construed in accordance with and governed by the laws of Sweden.


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15       Jurisdiction

         Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach termination or invalidity thereof shall be resolved by the Swedish courts. The Stockholm District Court shall be the court of first instance.


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This Pledge Agreement has been executed in three originals, of which the parties hereto have received one each.



MILLICOM TELECOMMUNICATIONS S.A.                        DEUTSCHE BANK AG
                                                        LONDON BRANCH


JOHN RATCLIFFE                                          MARCUS LEGRICE
DIRECTOR                                                MANAGING DIRECTOR, ECM

MARC BEULS
DIRECTOR

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Name:                                                   Name:
Title:                                                  Title:
Place and date:                                         Place and date:












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                                   Schedule 1

                                Power of Attorney


This power of attorney is issued pursuant to a share pledge agreement dated 18 July 2003 between Millicom Telecommunications S.A. (the "Pledgor") and Deutsche Bank AG London branch in its capacity as Pledgee (the "Pledgee") (the "Pledge Agreement").

The Pledgor hereby empowers the Pledgee or any person duly appointed by the Pledgee to attend all general meetings of the shareholders in Tele2 AB (publ) as the Pledgor's representative and to vote at such general meeting for all shares in Tele2 AB (publ) owned by the Pledgor. The Pledgee may also on our behalf fulfil and execute any notice or application requirement necessary to have our shares represented at the General Meeting, including to take necessary measures to register the shares for voting.

This power of attorney is to the extent possible under Swedish law irrevocable and excludes the Pledgor from exercising the voting rights at general meetings of shareholders in Tele2 AB (publ) with respect to the shares subject to the Pledge Agreement.

This power of attorney becomes effective on the date that it is signed by the Pledgor and it shall remain in force for one year from such date.

This power of attorney shall be governed by and construed in accordance with Swedish law.



Date:

Place:


MILLICOM TELECOMMUNICATIONS S.A.



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Name:
Title:









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